Exhibit 99.1

Stock Pricing Update

Current Stock Price Performance Summary

Stock Price	Change Since April 8, 2005	4 Quarter Change[1]	5-Year Annualized Change[2]
$ 41.80	-1.1%	12.0%	6.8%

[1]	Change since July 16, 2004 stock pricing.
[2]	Change based on the July 2000 stock pricing.

June 10, 2005

This Stock Pricing Update provides information on the changes in the primary drivers of value since our last stock pricing which occurred on April 8, 2005.

This pricing update provides a simplified explanation of the SAIC stock pricing process by focusing on the primary drivers of value in this pricing period. Keep in mind that many factors are considered and can impact our stock price. The appraiser of our stock and the SAIC Board of Directors consider events that occur up to the day the price is established and their potential impact (favorable or unfavorable) on the Company in the future. A more detailed description of these factors and the entire stock pricing process is provided in the Stock Pricing Overview on SAIC’s Employee Owner’s Network and SAIC’s stock prospectus.

Effect of the Sale of Telcordia

The sale of Telcordia was completed on March 15, 2005. The preliminary gain on the sale before income taxes of $865 was recorded during the three months ended April 30, 2005 based on a preliminary closing balance sheet and estimates of certain closing costs and is expected to be adjusted in future periods based on the final closing balance sheet and actual closing costs. The Company is currently evaluating Telcordia’s proposed closing balance sheet and expects that this process will be completed by the end of the second quarter ending July 31, 2005.

The appraiser’s valuation of Telcordia was based on the expected after-tax proceeds from the sale and was not based on Telcordia’s operating performance. The expected after-tax proceeds from the sale of Telcordia was approximately the same as it was at the time of the April 2005 appraisal. Therefore, the sale of Telcordia had a neutral impact on the appraiser’s valuation and the stock price.

Primary Drivers of SAIC Stock Value

The two primary drivers of the value of our stock are:

1.	SAIC operating performance, and

2.	Comparable companies’ stock price trading ratios

The comparable companies analysis performed by our appraiser enables an appropriate multiple to be applied to our operating performance metrics in order to establish a fair market value for our continuing business operations. So these two value drivers are considered together with one serving as a multiplier for the other.

1. SAIC Operating Performance

As part of the stock pricing process, the appraiser and the Board assess the value of SAIC’s operating entities. One measure of our operating performance is after-tax Segment Operating Income (SOI). This measure of our operating performance is reflected in the earnings term, or “P” element, of our stock pricing formula on a trailing four quarters basis.

For the financial period ended April 30, 2005, our trailing four quarters’ after-tax SOI was $301 million, a decrease of approximately 5 percent as compared to our trailing four quarters’ after-tax SOI of $317 million for the four quarter period ended January 31, 2005.

When viewed on a pre-tax basis, our trailing four quarters’ SOI for the financial period ended April 30, 2005 slightly decreased from SOI for the four quarter financial period ended January 31, 2005. The difference between the pre-tax and after-tax measure of SOI is due to an increase in the Company’s tax rate during the first quarter of FY06.

The operations of Telcordia were classified as discontinued operations as of January 31, 2005 and were not reflected in operating income for the period ending April 30, 2005 or January 31, 2005.

As we explained in the past, the appraiser looks at a variety of operating metrics (Earnings; Cash Flow; Earnings Before Interest & Taxes (EBIT); Earnings Before Interest Taxes Depreciation & Amortization (EBITDA); Future EBITDA; and Revenue) in performing their quarterly appraisal. Some of these are pre-tax measures and some are after-tax measures. The appraiser will also adjust its view of SAIC’s operating metrics to exclude one-time items which, in their estimation, are not reflective of SAIC’s ongoing financial performance. The point to keep in mind is that no one element of data tells the whole story as to how the appraiser and the Board assess SAIC’s operating performance and value.

The company filed its quarterly financial statements with the SEC on June 6, 2005. A Q&A document will be posted on EON to help explain our quarterly performance. For more information, please see SAIC’s financial statements filed with the SEC.

Overall, the Company’s underlying operating performance had a slight negative impact on our stock price.

2. Comparable Companies

As part of its process, the appraiser analyzes the 5-day trailing average of the trading ratios for our comparables. This is not the same as stock prices. A trading ratio represents the normalized ratio of each company’s stock price to various financial performance indicators such as: Price to Earnings; Price to Cash Flow; Enterprise Value (EV) to Earnings Before Interest & Taxes (EBIT); EV to Earnings Before Interest Taxes Depreciation & Amortization (EBITDA); EV to Future EBITDA; and EV to Revenue. Thus, if a company’s stock price and financial performance increase or decrease by the same percentage in a given quarter, its trading ratio remains unchanged. Remember that the appraiser may apply a premium to our value if we are out-performing our comparables, or a discount to our value if we are under-performing our comparables or for other factors.

In the five days prior to the June 10, 2005 stock pricing, the appraiser’s determination of normalized trading ratios of our comparables was similar to the five days prior to the April 8, 2005 pricing.

The list of comparables is subject to change as SAIC’s business mix changes and as comparable companies merge, dissolve or are acquired. In addition, the appraiser may decide to exclude a company from consideration in a particular quarter as a result of certain circumstances, including recent events relating to the comparable company. The list of comparable companies along with their ticker symbols is available on SAIC’s Employee Owner’s Network. The appraiser added SI International, Inc. to the national security tier and Bearing Point, Inc. and CGI Group Inc. were eliminated by the appraiser.

Overall, the change in market valuation levels of our comparable companies had a neutral effect on our stock price.

Summary

Taking all relevant factors into consideration, the SAIC Board of Directors established our stock price at $41.80 on June 10, 2005. This represents a 1.1% decrease from the prior valuation date, and a 12.0% increase since the July 16, 2004 stock pricing.

This update explains some of the primary factors or drivers that have influenced the stock price in this pricing period. Individual Board members may have placed more or less weight on these or other factors than other directors. Further, this article does not purport to provide all of the data, analyses and facts considered by the Board, individual directors and the independent appraiser. The stock price is established by the Board of Directors as a group, and the Board collectively agreed on June 10, 2005 that $41.80 per share represented a fair market value for the Class A Common Stock.

Forward-looking Information

The foregoing document contain forward-looking statements, including statements regarding the intent, belief or current expectations of the Company and its officers with respect to, among other things, trends affecting the Company’s financial condition or results of operation and the impact of competition. Such statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. Some of these factors include, but are not limited to: a decrease in or the failure to increase business with the U.S. Government, particularly in the defense and homeland security areas and international and commercial customers; the risks associated with our international business; the ability of the Company to continue to identify, consummate and integrate additional acquisitions; the ability of the Company to competitively price its technical services and products; the risk of early termination of U.S. Government contracts; the risk of losses or reduced profits on firm fixed-price and target cost and fee with risk sharing contracts; a failure to obtain reimbursement for costs incurred prior to the execution of a contract or contract modification; audits of the Company’s costs, including allocated indirect costs, by the U.S. Government; a downturn in economic conditions; limited market trade activity; legislative proposals; litigation risks; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the Company. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.